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                     [FORM OF 12b-1 PLAN FOR CLASS 2 SHARES]

                           Delaware Group Premium Fund

                                   12b-1 Plan
                                     Class 2


         The following Distribution Plan (the "Plan") has been adopted pursuant to Rule l2b-l under the Investment Company Act of l940, as amended (the "Act") by Delaware Group Premium Fund (the "Fund"), on behalf of the separately managed series of its shares, and classes of such series, set forth in Appendix A hereto, as that Appendix A may be amended from time to time. Each series and class covered by this Plan is referred to herein individually as a "Series" or "Class," as appropriate.

         The Plan has been approved by a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto ("non-interested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the Trustees included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Class and its shareholders. References to shareholders in this Plan shall include contract holders of any variable insurance products that invest indirectly in the Fund.

         The Fund is an open-end management investment company organized as a business trust under the laws of the State of Delaware, and is authorized to issue different series and classes of shares of beneficial interest. The Fund offers such shares to certain life insurance companies ("Insurance Companies") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively, "Variable Contracts"). Either Delaware Management Company (a series of Delaware Management Business Trust), or Delaware International Advisers Ltd. serves as each Series' investment adviser and manager pursuant to an Investment Management Agreement. Delaware Distributors, L.P. (the "Distributor") is the principal underwriter and national distributor for each Series' shares, including shares of the corresponding Classes pursuant to a Distribution Agreement between the Distributor and the Fund ("Distribution Agreement").

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            The Plan provides that:

         l. The Fund shall pay to the Distributor, the Insurance Companies, or others monthly fees not to exceed 0.30% (3/10 of l%) per annum of each Series' average daily net assets represented by shares of the corresponding Class (the "Maximum Amount") as may be determined by the Fund's Board of Trustees from time to time.

         2. Each Fund shall pay the Distributor, the Insurance Companies or others for activities primarily intended to sell Class 2 shares or Variable Contracts offering Class 2 shares. Payments made under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, and other distribution-related expenses. Payments made under the Plan may also be used to pay Insurance Companies, dealers or others for, among other things, service fees as defined under NASD Regulation, Inc. rules, furnishing personal services or such other enhanced services as the Fund or a Variable Contract may require, or maintaining customer accounts and records.

         3. The officers of the Fund, together with the Distributor, shall furnish to the Board of Trustees of the Fund, for their review, on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         4. This Plan shall take effect as to any Series or Class at such time as the Distributor shall notify the Fund in writing of the commencement of the Plan (the "Commencement Date"); thereafter, the Plan shall continue in effect for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund, and of the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

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         5.       (a) The Plan may be terminated as to any Class at any time by vote of a majority of the non-interested Trustees or by vote of the variable insurance contract owners who indirectly control a majority of the outstanding voting securities of the Class.

                  (b) The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to paragraph l thereof without approval by the vote of the variable insurance contract owners who indirectly control a majority of the outstanding voting securities of the affected Class.

         6. All material amendments to this Plan shall be approved by the non-interested Trustees in the manner described in paragraph 5 above.

         7. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

         8. The definitions contained in Sections 2(a)(19) and 2(a)(42) of the Act shall govern the meaning of "interested person(s)" and "vote of a majority of the outstanding voting securities," respectively, for the purposes of this Plan.

   This Plan shall take effect on the Commencement Date, as previously defined.


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                                   APPENDIX A

                           Delaware Group Premium Fund
                             12b-1 Plan for Class 2

   Select Growth Series (formerly Aggressive Growth Series)
         Select Growth Series - Class 2

   Capital Reserves Series
         Capital Reserves Series - Class 2

   Cash Reserve Series
         Cash Reserve Series - Class 2

   Convertible Securities Series
         Convertible Securities Series - Class 2

   Balanced Series (formerly Delaware Balanced Series)
         Balanced Series - Class 2

   Growth Opportunities Series (formerly DelCap Series)
         Growth Opportunities Series - Class 2

   High Yield Series (formerly Delchester Series)
         High Yield Series - Class 2

   Devon Series
         Devon Series - Class 2

   Emerging Markets Series
         Emerging Markets Series - Class 2

   Global Bond Series
         Global Bond Series - Class 2

   Growth and Income Series (formerly Decatur Total Return Series)
         Growth and Income Series - Class 2

   International Equity Series
         International Equity Series - Class 2

   REIT Series
         REIT Series - Class 2

   Select Growth Series
         Select Growth Series - Class 2

   Small Cap Value Series (formerly Value Series)
         Small Cap Value Series - Class 2

   Social Awareness Series (formerly Quantum Series)
         Social Awareness Series - Class 2

   Strategic Income Series
         Strategic Income Series - Class 2

   Trend Series
         Trend Series - Class 2

   U.S. Growth Series
         U.S. Growth Series - Class 2

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